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                                                                      Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statements (No. 33-63902, 33-87602, and 333-18011) on Forms S-8 of Bed Bath & Beyond Inc. of our report dated March 28, 1997, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of March 1, 1997 and February 25, 1996, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended March 1, 1997, which report appears in the March 1, 1997 annual report on Form 10-K of Bed Bath & Beyond Inc.


                                                   /s/ KPMG PEAT MARWICK LLP





New York, New York
May 28, 1997